EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Majesco

Morristown, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-230962) and Forms S-8 (No. 333-205252 and No. 333-226827) of Majesco of our report dated July 8, 2020, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Woodbridge, New Jersey

July 8, 2020